Issuer Free Writing Prospectus, dated August 10, 2010
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus dated August 10, 2010
Registration Statement No. 333-168703

Regal Entertainment Group

Pricing Term Sheet

$275,000,000 9.125% Senior Notes due 2018

Issuer:	Regal Entertainment Group
Security Type:	Senior Unsecured Notes
Ratings:(1)	B3 / B-
Pricing Date:	August 10, 2010
Principal Amount:	$275,000,000
Maturity:	August 15, 2018
Benchmark:	4.000% UST due August 15, 2018
Spread to Benchmark:	676 basis points
Coupon:	9.125%
Price to Public:	100.000%
Yield to Maturity:	9.125%
Interest Payment Dates:	February 15th and August 15th
First Interest Payment Date:	February 15, 2011
Optional Redemption:	Callable, on or after the following dates, and at the following prices:
	Date	Price
	8/15/2014	104.563%
	8/15/2015	102.281%
	8/15/2016 and thereafter	100.000%
Make-Whole:	Callable prior to first call date at make-whole call of T+50
Equity Clawback:	Redeem until August 15, 2013 at 109.125% for up to 35.0%
Settlement Date:(2)	August 16, 2010 (T+ 4)
CUSIP / ISIN:	758766 AE9 / US758766AE92
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Barclays Capital Inc. Banc of America Securities LLC Deutsche Bank Securities Inc.

(1)
These securities ratings have been provided by Moody's and S&P. Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to review,

  revision, suspension, reduction or withdrawal at any time, and should be evaluated independently of any other rating.

(2)
We expect delivery of the notes will be made against payment therefor on or about August 16, 2010, which is the fourth business day following the date of pricing of the notes (such settlement being referred to as "T+4"). Under Rule 15(c)6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

        Regal Entertainment Group ("Regal") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Regal has filed with the SEC for more complete information about Regal and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Regal, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037; Barclays Capital Inc. toll-free at 1-888-603-5847; Banc of America Securities LLC toll-free at 1-800-294-1322; or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

        This communication supplements, and should be read in conjunction with, the preliminary prospectus, dated August 10, 2010. The information in this communication supersedes the information in the preliminary prospectus to the extent different from or in addition to the information in the preliminary prospectus. This communication is qualified in its entirety by reference to the preliminary prospectus. Financial information presented in the preliminary prospectus is deemed to have changed to the extent affected by the changes described herein. Capitalized terms used in this communication but not defined have the meanings given them in the preliminary prospectus.

        Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.